*For Immediate Release*

Contact:

Carlos S. Batista

Chairman of the Board

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION

AND NAUGATUCK VALLEY SAVINGS AND LOAN

APPOINT WILLIAM C. CALDERARA TO BOARD OF DIRECTORS

Naugatuck, CT; October 24, 2012. Naugatuck Valley Financial Corporation (the “Company”) (NasdaqGM: NVSL), the holding company for Naugatuck Valley Savings and Loan (the “Bank”), announced today the appointment of William C. Calderara as a Director of both the Company and the Bank. The Bank has received the non-objection of the Office of the Comptroller of the Currency (the “OCC”) to the immediate appointment of Mr. Calderara, subject to the OCC issuing its formal non-objection to the Bank’s formal notice that he serve as a Director of the Bank. As previously announced, Mr. Calderara was appointed President and Chief Executive Officer of both the Company and the Bank effective September 28, 2012.

Carlos S. Batista, Chairman of the Board of both the Company and the Bank, said, “We are pleased to welcome Bill Calderara to the Board of Directors. His over 25 years of experience in all aspects of banking and bank management, most recently as Chief Lending Officer of Newtown Savings Bank, is an asset to our organization.”

William C. Calderara, said, “I am pleased to serve on the Board of Directors and look forward to working with my colleagues on the Board toward our common goal of serving the best interests of our stockholders, customers and the communities the Bank serves.”

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q.